EXHIBIT INDEX
EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:

SUB-ITEM 77C:  Terms of new or amended securities

A special meeting of shareholders of Credit Suisse Technology Fund (the "Fund") was held on Wednesday, April 24, 2002, at the offices of the Fund at 466 Lexington Avenue, New York, New York, 10017-3147. The following matter was voted upon by the shareholders and the resulting votes (with percentages based on the total outstanding shares of the Fund) are presented below.
RESOLVED: That the Agreement and Plan of
Reorganization, dated as of March 15, 2002, providing that (i) the Fund, a series of Credit Suisse Select Funds, would transfer to
Credit Suisse Global Technology Fund, Inc.
(the "Acquiring Fund") all of the Fund's assets in exchange for Common Class and Class
A shares of the Acquiring Fund and the
assumption by the Acquiring Fund of the
Fund's liabilities, (ii) such shares of the Acquiring Fund would be distributed to shareholders of the Fund in liquidation of the Fund, and (iii) the Fund would subsequently be terminated, be and the same hereby is, in all respects ratified, approved and adopted.

FOR          933,415.95 shares (44.93%)
AGAINST       49,161.102 shares  (2.37%)
ABSTAIN       67,229 shares  (3.24%)